Exhibit 10.2

Schedule of Executive Officer Compensation

Set forth below is a description of the compensation that the Board of Directors of Vital Images, Inc. determined to pay to its named executive officers (defined in Item 402(a)(3) of Regulation S-K) in their current positions for the year ending December 31, 2006.

Name	2006 Base Salary(1)	Securities Underlying 2006 Stock Option Awards(#)(2)	Securities Underlying 2006 Restricted Stock Awards(#)(3)
Jay D. Miller, President and Chief Executive Officer	$320,000	25,000	4,000
Michael H. Carrel, Chief Operating Officer and Chief Financial Officer	$240,000	10,000	—
Susan A. Wood, Executive Vice President, Marketing and Clinical Development	$195,000	5,000	—
Philip I. Smith, Executive Vice President, Corporate Development	$195,000	10,000	—
Steven P. Canakes, Executive Vice President, Global Sales	$190,000	10,000	1,000
Stephen S. Andersen, Vice President, Vital Images Europe	$170,000	5,000	500
Jeremy A. Abbs, Vice President, Quality and Customer Satisfaction	$155,000	7,500	500

(1)  In addition, each Executive Officer has a bonus target equal to up to 50% of his base salary (60% in the case of the President and Chief Executive Officer). Of the total amount of the potential bonus, 75% is based on the Company achieving certain financial targets, and 25% is based on the achievement of individual goals and objectives. All Executive Officer bonuses are subject to the discretion of the Board.

(2)  Under the Vital Images, Inc. 1997 Stock Option and Incentive Plan, each Executive Officer has been granted stock option awards for the number of shares noted. Stock option awards vest at 28% in the first year from the grant date, and 2% per month thereafter. The stock options have a term expiring on March 9, 2014, and the $32.14 per share exercise price of the options is equal to the fair market value of the Company’s common stock on the date each option was granted.

(3)  Under the Vital Images, Inc. 1997 Stock Option and Incentive Plan, each Executive Officer has been granted restricted stock awards for the number of shares noted. Restricted stock awards vest as to 25% of the number of shares subject to the restricted stock award per year, beginning one year from the date of grant and continuing until four years from the date of grant.